ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-134553 Dated September 25, 2007 Return Optimization Securities Linked to an Index

Offering Potential Enhanced Returns in a Moderate-Return Environment

Lehman Brothers Holdings Inc. Notes Linked to the Nikkei 225SM Index due April 30, 2009

Lehman Brothers Holdings Inc. Notes Linked to the S&P 500® Index due April 30, 2009

Lehman Brothers Holdings Inc. Notes Linked to the Nasdaq-100 Index® due April 30, 2009

Lehman Brothers Holdings Inc. Notes Linked to the Dow Jones EURO STOXX 50® Index due April 30, 2009

Investment Description

Return Optimization Securities Linked to the Nikkei 225SM Index (the “Nikkei 225SM Notes”), Return Optimization Securities Linked to the S&P 500® Index (the “S&P 500® Notes”), Return Optimization Securities Linked to the Nasdaq-100 Index® (the “Nasdaq-100 Notes”) and Return Optimization Securities Linked to the Dow Jones EURO STOXX 50® Index (the “EURO STOXX 50® Notes”) (each, a “Note” and, collectively, the “Notes”) are respective issues of notes issued by Lehman Brothers Holdings Inc. with potential enhanced returns based on the positive performance of the applicable index. The Notes are designed to enhance returns in a moderate-return environment - meaning an environment in which stocks generally experience no more than moderate appreciation. If the applicable Index Return is positive, at maturity you will receive a cash amount per Note equal to your principal plus an amount equal to the product of the Index Return and the Leverage Factor applicable to that issue, up to the applicable Maximum Gain, providing you with an opportunity to outperform the applicable index. If the applicable Index Return is negative, at maturity you will receive your principal reduced by a percentage equal to the absolute value of the applicable Index Return. Investing in the Notes involves significant risks, including potential loss of principal and a capped appreciation at maturity.

Features

❑	Potential enhanced returns linked to the positive performance of the applicable index

❑	3 times or 5 times leverage up to the applicable Maximum Gain on the Notes while maintaining 1-to-1 downside exposure at maturity

Key Dates1

Trade Date Settlement Date Final Valuation Date Maturity Date	October 26, 2007 October 31, 2007 April 27, 2009 April 30, 2009

[1]	In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the Notes remains the same.

Security Offerings

We are offering four separate issues of Return Optimization Securities Linked to an Index. Each issue of Notes is linked to a particular index with a specified Leverage Factor and Maximum Gain. The performance of each issue of Notes will not depend on the performance of any other issue of Note. The return on the Note of each issue is subject to, and will not exceed, the predetermined Maximum Gain applicable to Notes of that issue, which will be determined on the Trade Date. Each Note is offered at a minimum initial investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof.

Underlying Index for each Note	Index Ticker	Leverage Factor	Maximum Gain*	Index Starting Level*	CUSIP	ISIN
Nikkei 225SM Index	NKY	5	29.40% to 33.40%	TBD	52522L327	US52522L3270
S&P 500® Index	SPX	3	20.25% to 23.25%	TBD	52522L335	US52522L3353
Nasdaq-100 Index®	NDX	3	22.00% to 25.00%	TBD	52522L319	US52522L3197
Dow Jones EURO STOXX 50® Index	SX5E	3	24.30% to 27.30%	TBD	52522L301	US52522L3015

*	The actual Maximum Gain and the Index Starting Level for each issue of Notes will be determined on the Trade Date

See “Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2. The Notes offered will have the terms specified in underlying supplement no. 120 dated July 16, 2007 for the Nikkei 225SM Notes, underlying supplement no. 100 dated December 13, 2006 for the S&P 500® Notes, underlying supplement no. 940 dated September 21, 2007 for the Nasdaq-100 Notes, underlying supplement no. 160 dated January 11, 2007 for the EURO STOXX 50® Notes (each, an “Underlying Supplement” and, collectively, the “Underlying Supplements”), the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 780-I dated September 21, 2007 and this term sheet. See “Key Risks” on page 4, the more detailed “Risk Factors” beginning on page SS-3 of product supplement no. 780-I for risks related to an investment in the Notes and “Risk Factors” beginning on page US-1 of the applicable Underlying Supplement for risks related to the applicable index.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 780-I or the Underlying Supplements or of any applicable terms supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC insured.

	Price to Public		Underwriting Discount		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Nikkei 225SM Notes		100%		1.75%		98.25%
S&P 500® Notes		100%		1.75%		98.25%
Nasdaq-100 Notes		100%		1.75%		98.25%
EURO STOXX 50® Notes		100%		1.75%		98.25%

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this term sheet together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the Notes are a part, and the more detailed information contained in product supplement no. 780-I (which supplements the description of the general terms of the Notes) and the applicable Underlying Supplements (which describe the Indices, including risk factors specific to each). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 780-I, the applicable Underlying Supplement, this term sheet and any relevant terms supplement and any other relevant free writing prospectus for complete details. This term sheet, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any written materials other than those mentioned in the preceding sentence. To the extent that there are any inconsistencies among the documents listed below, this term sheet shall supersede product supplement no. 780-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 780-I and “Risk Factors” in the Underlying Supplement applicable to the relevant issue of Notes, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. toll-free at 1-877-827-2010 or Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement no. 780-I dated September 21, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000119312507205375/d424b2.htm

♦	For Nikkei 225SM Notes, underlying supplement no. 120 dated July 16, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000119312507155621/d424b2.htm

♦	For S&P 500® Notes, underlying supplement no. 100 dated December 12, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000095013606010223/file1.htm

♦	For Nasdaq-100 Notes, underlying supplement no. 940 dated September 21, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000119312507205374/d424b2.htm

♦	For EURO STOXX 50® Notes, underlying supplement no. 160 dated January 11, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000110465907002078/a07-1299_5424b2.htm

♦	MTN Prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries. In this document, “Notes” refer collectively to the four different issues of Return Optimization Securities Linked to an Index that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦

You believe that the index to which your Notes are linked will appreciate moderately—meaning that you believe the applicable index will appreciate over the term of the Notes and that such appreciation is unlikely to exceed the indicative Maximum Gain at maturity applicable to such Notes

♦	You are willing to risk losing some or all of your investment

♦	You are willing to hold the Notes to maturity

♦	You do not seek current income from this investment

♦	You are willing to invest in the Notes based on the range indicated as the Maximum Gain applicable to your Notes (the actual Maximum Gain for each issue of Notes will be determined on the Trade Date)

♦	You are willing to invest in securities for which there may be little or no secondary market

♦	You are willing to forgo dividends paid on the stocks included in the applicable index

The Notes may not be suitable for you if, among other considerations:

♦	You are unable or unwilling to hold the Notes to maturity

♦	You do not believe the applicable index will appreciate over the term of the Notes, or you believe the leveraged Index Return at maturity will be greater than the Maximum Gain applicable to such Notes

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

♦	You seek current income from your investments

♦	You seek an investment for which there will be an active secondary market

♦	You seek an investment that offers principal protection when the Notes are held to maturity

♦	You prefer to receive dividends paid on any stocks included in the applicable index

♦	You are unwilling to make an investment that is exposed to full downside performance risk of the applicable index

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 4, “Risk Factors” in product supplement no. 780-I, each applicable Underlying Supplement and the MTN prospectus supplement for risks related to an investment in the Notes.

Indicative Terms

Issuer	Lehman Brothers Holdings Inc. (A+/A1/AA-)[1]

Issue Price	$10 per Note

Term	18 months

Principal Protection	None. You may lose the entire principal amount of your investment.

Payment at Maturity (per $10)

If the product of the applicable Index Return (as defined below) and the applicable Leverage Factor is equal to or greater than the applicable Maximum Gain, you will receive a cash payment, per $10 Note principal amount, equal to:

$10 + [$10 x Maximum Gain]

If the product of the applicable Index Return and the applicable Leverage Factor is positive but less than the applicable Maximum Gain, you will receive a cash payment, per $10 Note principal amount, equal to:

$10 + [$10 x Index Return x Leverage Factor]

If the applicable Index Return is negative or zero, you will receive a cash payment, per $10 Note principal amount, equal to: $10 + [$10 x Index Return]

In this scenario, you could lose some or all of your principal, depending on how much the applicable index declines.

Index Return	Index Ending Level - Index Starting Level Index Starting Level

Leverage Factor	Nikkei 225SM Notes	5
	S&P 500® Notes	3
	Nasdaq-100 Notes	3
	EURO STOXX 50® Notes	3

Maximum Gain	Nikkei 225SM Notes	29.40% to 33.40%
	S&P 500® Notes	20.25% to 23.25%
	Nasdaq-100 Notes	22.00% to 25.00%
	EURO STOXX 50® Notes	24.30% to 27.30%
The actual Maximum Gain for each issue of Notes will be determined on the Trade Date.

Index Starting Level	The closing level of the applicable index on the Trade Date

Index Ending Level	The closing level of the applicable index on the Final Valuation Date

Determining Payment at Maturity

[1]

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument.

Upon the receipt of cash on the Maturity Date of the Notes, you will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from your tax basis in the Note. Your tax basis in a Note generally will equal the amount you paid to acquire the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, Lehman Brothers Holdings Inc. intends to report any such gain or loss to the Internal Revenue Service in a manner consistent with the treatment of that gain or loss as capital gain or loss. If that gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss if you have held the Note for more than one year as of the Maturity Date. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Upon a sale, exchange or other disposition of a Note prior to the Maturity Date, you will recognize gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in the Note. Any such gain or loss will be treated as capital gain or loss. If you have held the Note for more than one year as of the date of such sale, exchange or other disposition, any such capital gain or loss will generally be long-term capital gain or loss. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 780-I.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the index to which the applicable issue of Notes is linked or any of the stocks included in that index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 780-I and in the “Risk Factors” section of the applicable accompanying Underlying Supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦

Potentially Full Market Risk; You May Lose Some or All Your Principal: The return on the Notes of each issue at maturity is linked to the performance of the applicable index and will depend on whether, and the extent to which, the applicable Index Return is positive. If the applicable Index Ending Level is less than the applicable Index Starting Level, you will lose 1% of your principal for every 1% of the amount by which the applicable Index Ending Level is less than the applicable Index Starting Level. YOU MAY LOSE THE ENTIRE PRINCIPAL AMOUNT OF YOUR INVESTMENT.

♦

Maximum Gain: A direct leveraged investment in the applicable index may exceed the applicable Maximum Gain. YOU WILL NOT RECEIVE A RETURN ON THE NOTES GREATER THAN THE APPLICABLE MAXIMUM GAIN EVEN IF THE PRODUCT OF THE APPLICABLE INDEX RETURN AND THE LEVERAGE FACTOR IS GREATER THAN THE APPLICABLE MAXIMUM GAIN.

♦

No Interest or Dividend Payments or Voting Rights: As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks included in the applicable index would have.

♦

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment at maturity described in this term sheet is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

Dealer Incentives: We, our affiliates and agents, and UBS Financial Services Inc., and its affiliates, act in various capacities with respect to the Notes. Lehman Brothers Inc. and other of our and their affiliates may act as a principal, agent or dealer in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes, and such compensation may serve as an incentive to sell the Notes instead of other investments. We will pay compensation of $0.175 per $10 principal amount Note to the principals, agents and dealers in connection with the distribution of the Notes.

♦

Lack of Liquidity: The Notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the Notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the Notes from us and your ability to sell or trade the Notes in the secondary market may be limited.

♦

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Level of the Basket and, Consequently, the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes. We, our affiliates and agents may publish or may have published research or other opinions that are inconsistent with an investment position in the Nikkei 225SM Index, the S&P 500® Index, the Nasdaq-100 Index® or the Dow Jones EURO STOXX 50® Index. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Additionally, UBS Financial Services Inc. and its affiliates may publish or may have published research or other opinions that are inconsistent with an investment position in the Nikkei 225SM Index, the S&P 500® Index, the Nasdaq-100 Index® or the Dow Jones EURO STOXX 50® Index. Investors should make their own independent investigation of the merits of investing in the Notes.

♦

Credit of issuer: An investment in the Notes will be subject to the credit risk of Lehman Brothers Holding Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

♦

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the level of the applicable Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the product supplement no. 780-I.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the Notes.

Risks Specific to an Investment in the S&P 500® Notes

♦

We are One of the Companies that Make up the S&P 500® Index: We are one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the S&P 500 Notes in taking any corporate action that might affect the level of the S&P 500® Index and the value of the S&P 500 Notes.

Risks Specific to an Investment in the EURO STOXX 50® Notes or the Nikkei 225SM Notes

♦

The Applicable Index Return Will Not Be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar: The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks included in the Dow Jones EURO STOXX 50® Index and the Nikkei 225SM Index are based. Therefore, if the currencies in which the stocks included in the Dow Jones EURO STOXX 50® Index or the Nikkei 225SM Index are denominated appreciate or depreciate relative to the U.S. dollar over the term of the EURO STOXX 50® Notes and the Nikkei 225 SM Notes, as applicable, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦

Non-U.S. Securities Markets Risks: The stocks included in the Dow Jones EURO STOXX 50® Index and the Nikkei 225SM Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. This may have a negative impact on the performance of the EURO STOXX 50® Notes and the Nikkei 225SM Notes, as applicable.

Nikkei 225SM Index

The Nikkei 225SM Index is published and disseminated by Nikkei Inc. As discussed more fully in underlying supplement no. 120 under the heading “The Nikkei 225SM Index”, the Nikkei 225SM Index is a modified, price-weighted average of 225 Japanese companies listed in the First Section of the Tokyo Stock Exchange that measures the composite price performance of selected Japanese stocks. The 225 companies included in the Nikkei 225SM Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.

You can obtain the level of the Nikkei 225SM Index at any time from the Bloomberg Financial Markets page “NKY <Index> <GO>“ or from the Nikkei Inc. website at www.nni.nikkei.co.jp.

The graph below illustrates the performance of the Nikkei 225SM Index from September 19, 1997 to September 21, 2007. The historical levels of the Nikkei 225SM Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Nikkei 225SM Index closing level on September 21, 2007 was 16,312.61.

The information on the Nikkei 225SM Index provided in this document should be read together with the discussion under the heading “The Nikkei 225SM Index” beginning on page US-3 of underlying supplement no. 120. Information contained in the Nikkei Inc. website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Scenario Analysis and Examples at Maturity for the Nikkei 225SM Notes

The following scenario analysis and examples for the Nikkei 225SM Notes reflect the Leverage Factor of 5 and assume a Maximum Gain of 31.40% (the midpoint of the range of 29.40% to 33.40%) and a range of Nikkei 225SM Index Returns from +40% to -40%. The actual Maximum Gain will be set on the Trade Date.

Example 1— On the Final Valuation Date, the Nikkei 225SM Index closes 5% above the Index Starting Level. Since the Index Return is 5%, you will receive five times the Index Return, or a 25% total return, and the payment at maturity per $10 principal amount Note will be calculated as follows:

$10.00 + ($10.00 × 5% × 5) = $10.00 + $2.50 = $12.50.

Example 2—On the Final Valuation Date, the Nikkei 225SM Index closes 10% above the Index Starting Level. Since five times the Index Return of 10% is more than the Maximum Gain of 31.40%, you will receive the Maximum Gain of 31.40%, or $13.14 per $10 principal amount Note.

Example 3—On the Final Valuation Date, the Nikkei 225SM Index closes 10% below the Index Starting Level. Since the Index Return is -10%, your investment will be fully exposed to the decline of the Nikkei 225SM Index and your payment at maturity per $10 principal amount Note will be calculated as follows:

$10.00 + ($10.00 × -10%) = $10.00 – $1.00 = $9.00.

S&P 500® Index

The Standard & Poor’s 500® Index (the “S&P 500® Index”) is published by Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc. As discussed more fully in underlying supplement no. 100 under the heading “The S&P 500® Index,” the S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the number of companies included in each group as of September 13, 2007 indicated below: Consumer Discretionary (88); Consumer Staples (39); Energy (32); Financials (92); Health Care (53); Industrials (53); Information Technology (75); Materials (28); Telecommunications Services (9); and Utilities (31).

You can obtain the level of the S&P 500® Index at any time from the Bloomberg Financial Markets page “SPX <Index> <GO>“ or from the S&P website at www.spglobal.com.

The graph below illustrates the performance of the S&P 500® Index from September 19, 1997 to September 21, 2007. The historical levels of the S&P 500® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The S&P 500® Index closing level on September 21, 2007 was 1,525.75.

The information on the S&P 500® Index provided in this document should be read together with the discussion under the heading “The S&P 500® Index” beginning on page US-2 of underlying supplement no. 100. Information contained in the S&P website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Scenario Analysis and Examples at Maturity for the S&P 500® Notes

The following scenario analysis and examples for the S&P 500® Notes reflect the Leverage Factor of 3 and assume a Maximum Gain of 21.75% (the midpoint of the range of 20.25% to 23.25%) and a range of S&P 500® Index Returns from +40% to -40%. The actual Maximum Gain will be set on the Trade Date.

Example 1—On the Final Valuation Date, the S&P 500® Index closes 5% above the Index Starting Level. Since the Index Return is 5%, you will receive three times the Index Return, or a 15% total return, and the payment at maturity per $10 principal amount Note will be calculated as follows:

$10.00 + ($10.00 × 5% × 3) = $10.00 + $1.50 = $11.50.

Example 2—On the Final Valuation Date, the S&P 500® Index closes 10% above the Index Starting Level. Since three times the Index Return of 10% is more than the Maximum Gain of 21.75%, you will receive the Maximum Gain of 21.75%, or $12.18 per $10 principal amount Note.

Example 3—On the Final Valuation Date, the S&P 500® Index closes 10% below the Index Starting Level. Since the Index Return is -10%, your investment will be fully exposed to the decline of the S&P 500® Index and your payment at maturity per $10 principal amount Note will be calculated as follows:

$10.00 + ($10.00 × -10%) = $10.00 – $1.00 = $9.00.

Nasdaq-100 Index®

The Nasdaq-100 Index® is calculated, maintained, published and disseminated by the Nasdaq Stock Market, Inc. As discussed more fully in underlying supplement no. 940 under the heading “The Nasdaq-100 Index®”, the Nasdaq-100 Index® is a modified market capitalization-weighted index of 100 of the largest stocks of non-financial companies listed on the Nasdaq Global Market or Nasdaq Global Select Market tiers of the Nasdaq. A current list of the stocks that comprise the Nasdaq-100 Index® is available on the Nasdaq website at www.nasdaq.com.

You can obtain the level of the Nasdaq-100 Index® at any time from the Bloomberg Financial Markets page “NDX <Index> <GO>“ or from the Nasdaq website at www.nasdaq.com.

The graph below illustrates the performance of the Nasdaq-100 Index® from September 19, 1997 to September 21, 2007. The historical levels of the Nasdaq-100 Index® should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Nasdaq-100 Index® closing level on September 21, 2007 was 2,049.48.

The information on the Nasdaq-100 Index® provided in this document should be read together with the discussion under the heading “The Nasdaq-100 Index®” beginning on page US-2 of underlying supplement no. 940. Information contained in the Nasdaq website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Scenario Analysis and Examples at Maturity for the Nasdaq-100 Notes

The following scenario analysis and examples for the Nasdaq-100 Notes reflect the Leverage Factor of 3 and assume a Maximum Gain of 23.50% (the midpoint of the range of 22.00% to 25.00%) and a range of Nasdaq-100 Index® Index Returns from +40% to -40%. The actual Maximum Gain will be set on the Trade Date.

Example 1—On the Final Valuation Date, the Nasdaq-100 Index® closes 5% above the Index Starting Level. Since the Index Return is 5%, you will receive three times the Index Return, or a 15% total return, and the payment at maturity per $10 principal amount Note will be calculated as follows:

$10.00 + ($10.00 × 5% × 3) = $10.00 + $1.50 = $11.50.

Example 2—On the Final Valuation Date, the Nasdaq-100 Index® closes 10% above the Index Starting Level. Since three times the Index Return of 10% is more than the Maximum Gain of 23.50%, you will receive the Maximum Gain of 23.50%, or $12.35 per $10 principal amount Note.

Example 3—On the Final Valuation Date, the Nasdaq-100 Index® closes 10% below the Index Starting Level. Since the Index Return is -10%, your investment will be fully exposed to the decline of the Nasdaq-100 Index® and your payment at maturity per $10 principal amount Note will be calculated as follows:

$10.00 + ($10.00 × -10%) = $10.00 – $1.00 = $9.00.

Dow Jones EURO STOXX 50® Index

The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company, Inc. and SWX Group. As discussed more fully in underlying supplement no. 160 under the heading “The Dow Jones EURO STOXX 50® Index”, the Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX 50® Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made annually to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX 50® Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website at www.stoxx.com.

You can obtain the level of the Dow Jones EURO STOXX 50® Index at any time from the Bloomberg Financial Markets page “SX5E <Index> <GO>“ or from the STOXX Limited website at www.stoxx.com.

The graph below illustrates the performance of the Dow Jones EURO STOXX 50® Index from September 19, 1997 to September 21, 2007. The historical levels of the Dow Jones EURO STOXX 50® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Dow Jones EURO STOXX 50® Index closing level on September 21, 2007 was 4,370.35.

The information on the Dow Jones EURO STOXX 50® Index provided in this document should be read together with the discussion under the heading “The Dow Jones EURO STOXX 50® Index” beginning on page US-3 of underlying supplement no. 160. Information contained in the STOXX Limited website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Scenario Analysis and Examples at Maturity for the EURO STOXX 50® Notes

The following scenario analysis and examples for the EURO STOXX 50® Notes reflect the Leverage Factor of 3 and assume a Maximum Gain of 25.80% (the midpoint of the range of 24.30% to 27.30%) and a range of Dow Jones EURO STOXX 50® Index Returns from +40% to -40%. The actual Maximum Gain will be set on the Trade Date.

Example 1— On the Final Valuation Date, the Dow Jones EURO STOXX 50® Index closes 5% above the Index Starting Level. Since the Index Return is 5%, you will receive three times the Index Return, or a 15% total return, and the payment at maturity per $10 principal amount Note will be calculated as follows:

$10.00 + ($10.00 × 5% × 3) = $10.00 + $1.50 = $11.50.

Example 2—On the Final Valuation Date, the Dow Jones EURO STOXX 50® Index closes 10% above the Index Starting Level. Since three times the Index Return of 10% is more than the Maximum Gain of 25.80%, you will receive the Maximum Gain of 25.80%, or $12.58 per $10 principal amount Note.

Example 3—On the Final Valuation Date, the Dow Jones EURO STOXX 50® Index closes 10% below the Index Starting Level. Since the Index Return is -10%, your investment will be fully exposed to the decline of the Dow Jones EURO STOXX 50® Index and your payment at maturity per $10 principal amount Note will be calculated as follows:

$10.00 + ($10.00 × -10%) = $10.00 – $1.00 = $9.00.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. and Lehman Brothers Inc. (together, the “Agents”), and the Agents will agree to purchase, all of the Notes at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

We have agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sales of the Notes.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.